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ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE April 23, 2026

ACME UNITED REPORTS

FIRST QUARTER 2026 FINANCIAL RESULTS

SHELTON, CT – April 23, 2026 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2026 were $52.3 million compared to $46.0 million for the quarter ended March 31, 2025, an increase of 14%. Excluding incremental sales resulting from the acquisition of the assets of My Medic on January 15, 2026, comparable sales increased 6%.

Net income was $1.0 million, or $0.24 per diluted share, for the quarter ended March 31, 2026, compared to $1.7 million, or $0.41 per diluted share, for the comparable period last year, a decrease of 40% in net income and 41% in diluted earnings per share. This decrease was due to higher cost of sales and increased operating expenses primarily as a result of higher tariff-related costs and investments in enhanced quality assurance protocols at the Med-Nap facility, together with rising employee healthcare expenses. Tariff expenses were recognized during the first quarter as the company sold inventory that had been subject to higher tariff rates imposed in 2025.

The recently acquired My Medic business, which sells tactical, trauma and emergency response products directly to consumers, contributed to sales growth, with minimal impact on earnings in the first quarter. As a direct-to-consumer seasonal business, My Medic is expected to generate the majority of its profitability in the fourth quarter.

Chairman and CEO, Walter C. Johnsen said, “While we experienced higher costs of sales and operating expenses in the first quarter, the impact was magnified due to the seasonality of our business, which traditionally has lower sales in the first quarter. We are actively working to improve profitability. We just moved into our new Spill Magic facility in Tennessee- in the process lowering expenses and providing room to expand;

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consolidated one of our sites in Canada; and are continuing to install automation throughout our facilities. My Medic, which has annual sales of $19 million, offers many compelling growth and cost saving opportunities. We are expanding My Medic’s retail distribution while also leveraging Acme United’s strong purchasing network to reduce costs, cutting overhead, and consolidating functions. Importantly, the expenses incurred for the enhanced quality assurance protocols at the Med-Nap facility were one-time, non-recurring expenses.”

Mr. Johnsen continued, “We have been proactively purchasing additional inventory in preparation for product shortages and cost increases resulting from the conflict in Iran. To date, we have added approximately $10 million of incremental orders for delivery in the second and third quarters and are carefully evaluating additional purchases.”

Mr. Johnsen concluded, “Acme United has extensive experience with supply chain challenges, and I am confident that our team will address them successfully. I also believe the investments we have been making in expanding Acme United’s business lines, technology, and capacity will continue to strengthen our Company.”

For the first quarter of 2026, net sales in the U.S. segment increased 12% compared to the same period in 2025 due to increased sales of first aid and medical products and additional sales resulting from the acquisition of My Medic.

European net sales for the first quarter of 2026 increased 32% in U.S. dollars and 19% in local currency compared to the first quarter of 2025 due primarily to higher ecommerce sales and additional sales resulting from the acquisition of the line of cutting and sharpening products in Germany on October 1, 2025.

Net sales in Canada for the first quarter of 2026 increased 16% in U.S. dollars and 11% in local currency compared to the same period in 2025 due to higher sales of first aid products.

Gross margin was 39.7% in the first quarter of 2026 versus 39.0% in the comparable period last year.

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The Company’s bank debt less cash as of March 31, 2026 was $38.6 million compared to $27.2 million as of March 31, 2025. During the twelve-month period ended March 31, 2026, the Company paid approximately $14.6 million for the acquisition of the assets of My Medic ($18.7 million purchase price less $4.1 million of holdbacks), distributed approximately $2.4 million in dividends on its common stock and purchased the cutting and sharpening line of products in Germany for approximately $1.6 million. Additionally, the Company generated approximately $14.2 million in free cash flow, before the purchase for cash of a new $6.0 million manufacturing and distribution facility in Tennessee in July 2025 to expand the Company’s Spill Magic business.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, April 23, 2026, at 12:00 p.m. ET. To listen or participate in a question-and-answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13759878. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap®, Elite First Aid® and My Medic®. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs

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as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of volatility in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies of the United States or foreign governments and their impact on demand for our products and our competitive position, including the imposition of new tariffs, changes in existing tariff rates or the threat of any such action; (iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency fluctuations; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2026
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	March 31, 2026	March 31, 2025

Net sales	$52,301	$45,958
Cost of goods sold	31,516	28,041
Gross profit	20,785	17,917
Selling, general and administrative expenses	19,039	15,491
Operating income	1,746	2,426
Net interest expense	485	397
Other expense (income), net	17	(90)
Income before income tax expense	1,244	2,119
Income tax expense	259	466
Net income	$985	$1,653

Shares outstanding - basic	3,808	3,754
Shares outstanding - diluted	4,156	4,065

Earnings per share - basic	$0.26	$0.44
Earnings per share - diluted	0.24	0.41

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2026
(Unaudited)

Amounts in $000's

	March 31, 2026	March 31, 2025
Assets
Current assets:
Cash and cash equivalents	$4,196	$3,446
Accounts receivable, net	33,511	30,814
Inventories	63,386	57,274
Prepaid expenses and other current assets	4,518	5,311
Total current assets	105,611	96,845

Property, plant and equipment, net	39,295	32,153
Operating lease right of use asset	6,408	4,443
Intangible assets, less accumulated amortization	34,021	19,690
Goodwill	9,908	9,908
Total assets	$195,243	$163,039

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,654	$7,433
Operating lease liability - short term	1,373	1,533
Mortgage payable - short term	458	441
Other current liabilities	13,620	10,662
Total current liabilities	23,105	20,069

Long-term debt	33,030	20,428
Mortgage payable - long term	9,362	9,769
Operating lease liability - long term	5,177	3,012
Other non-current liabilities	7,841	1,480
Total liabilities	78,515	54,758
Total stockholders' equity	116,728	108,281
Total liabilities and stockholders' equity	$195,243	$163,039